EXHIBIT 10.6


November 8, 2004

Mr. Bryan Klingler

Dear Bryan:

The Board of Directors of Q Matrix, Inc. ("the Company") is pleased to confirm to you terms for retaining your services in the pre and post PIPE phase of the Company's anticipated equity offering. Please find outlined below the terms under which we envision moving forward with you in respect of this important and exciting project.

     1. Upon funding of the $300,000 bridge loan, Q Matrix will pay to you $ 7,500.00 to cover past compensation claims. In addition, all outstanding expenses for authorized business purposes will be paid, subject to the receipt by the Company of appropriate documentation.

     2. The Board of Directors of Q Matrix will reinstate you as President, removing your "interim" status. You agree to commit the necessary time, effort and resources reasonably requested by the Company, the Board, SEI and Hanover Capital in the pre-PIPE phase of the transaction. You will report to Michael Walker in his capacity as a member of the Board of Directors for all matters related to your services.

     3. Upon funding of the $100,000 bridge loan that Q Matrix is currently in the process of raising, the Company will pay you an additional $ 2,500.00. If additional bridge loan funds are not raised, this obligation will be paid to you from the PIPE proceeds. If the PIPE proceeds are not raised, this amount will be paid to you no later than February 15, 2005.

     4. Your time spent on Q Matrix-related matters in the pre-PIPE phase will be accrued and paid to you 50:50 in cash and stock. Q Matrix will compensate you on an hourly billing rate of $ 70.00 per hour. You will bill Q Matrix semi-monthly for your work, which bills will be reviewed and approved by Michael Walker. The stock component of your accrued compensation will vest immediately at a strike price equivalent to the PIPE price. You shall have the option to accept up to 100% of your accrued compensation in the form of stock at your sole discretion.

     5. Q Matrix will continue to pay the cost of your medical insurance provided that your services are being utilized under the terms of this agreement.

     6. All business expenses incurred by you will be either prepaid by the Company or directly billed to the Company, if practical. Other out-of-pocket expenses incurred by you will be promptly reimbursed, subject to the receipt of the Company of appropriate documentation.

     7. The Company will retain you and your services in the post-PIPE phase, paying you $ 7,000 per month as the Q Matrix President, responsible exclusively for merger and acquisition target identification, qualification and transaction execution. You will commit as much time as required by the CEO and Board of Directors to implement and execute a plan which will contain weekly, monthly and quarterly goals and objectives.

     8. The Company will pay you a guaranteed signing bonus of $ 40,000.00 for your services in the post-PIPE phase. This bonus will be paid to you in three (3) equal monthly installments of $ 13,333.33 commencing on the first month after closing of the PIPE offering.

     9. Q Matrix will institute a stock compensation plan for you based upon the signing of Letters of Intent and the closing of target acquisitions subject to defined criteria. Please understand that the full terms and conditions of such a plan cannot and will not be implemented by the Company and the Board until such time that the PIPE proceeds are received and the Company's final capitalization, including number of issued and outstanding shares, is finalized.

    10. The Company will review the terms of your compensation arrangement six (6) months after receipt of the PIPE proceeds. At that time, the Q Matrix' CEO and Board of Directors will assess your progress against the strategic plan and enter into negotiations with you regarding a new arrangement.

Bryan, we look forward to a long and mutually profitable relationship with you. If you agree to the foregoing, please sign in the designated line below and return to me at your earliest convenience.

Sincerely,


/s/ Daniel Brinker

Dan Brinker
Chairman of the Board
Q Matrix, Inc.

Agreed to accepted this 8th day of November, 2004

By:


/s Bryan J. Klinger
Bryan J. Klingler